Exhibit 8.2
[LETTERHEAD OF MILLER NASH GRAHAM & DUNN LLP]

April 18, 2018
Premier Commercial Bancorp
314 East Main Street
Hillsboro, Oregon 97123
Ladies and Gentlemen:
We have acted as counsel to Premier Commercial Bancorp, an Oregon corporation ("Premier Commercial"), in connection with the proposed merger (the "Merger") of Premier Commercial with and into Heritage Financial Corporation, a Washington corporation ("Heritage"), with Heritage as the surviving corporation, pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of March 8, 2018, between Premier Commercial and Heritage.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.  At your request, and in connection with the filing of the Form S-4 (as amended or supplemented through the date hereof, the "Registration Statement"), including the proxy statement/prospectus forming a part thereof (the "Prospectus"), we are rendering our opinion concerning certain United States federal income tax matters.
In providing our opinion, we have examined the Agreement, the Registration Statement, the Prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion, including without limitation certain certificates dated April 12, 2018 and April 13, 2018, respectively, delivered to us by Heritage and by Premier Commercial containing their respective tax-related representations (the "Tax Representation Certificates").
In addition, we have assumed (without any independent investigation or review) that:
(i) the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party);
(ii) if the Merger Consideration is adjusted pursuant to Section 8.1(h) of the Agreement, the value of the Heritage stock received by Premier Commercial

Premier Commercial Bancorp
April 18, 2018

shareholders in the Merger (as adjusted and measured as of the Effective Time), will be at least forty percent (40%) of the total value of the Merger Consideration received by Premier Commercial shareholders;
(iii) all representations, warranties, and statements (including statements related to the purposes of Heritage and Premier Commercial for consummating the Merger) made or agreed to by Heritage or Premier Commercial or by their respective managements, officers and directors in connection with the Merger, including but not limited to those set forth in the Agreement, the Tax Representation Certificates, and the Registration Statement, are true, complete, and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, and any such representation, warranty or statement (a) relating to the absence of any plan, intention, understanding or agreement signifies that there is, in fact, no such plan, intention, understanding or agreement or (b) qualified "to the knowledge of" (or similarly qualified) is true, correct, and complete without such qualification;
(iv) Heritage and Premier Commercial and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below;
(v) the Merger will qualify as a statutory merger under the laws of the State of Washington; and
(vi) the Merger will qualify as a statutory merger under the laws of the State of Oregon.
If any of the above described assumptions is untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.
Based upon and subject to the foregoing, (i) we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and (ii) we confirm that the discussion in the Prospectus under the heading "Material United States Federal Income Tax Consequences of the Merger," to the extent it consists of statements of law and legal conclusions, and subject to the limitations and conditions set forth herein and therein, represents our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders (as such term is defined in the Prospectus).

Premier Commercial Bancorp
April 18, 2018

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service or United States Treasury Department, and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform Heritage or Premier Commercial of any such change or inaccuracy that may occur or come to our attention after the date of this opinion.
We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Miller Nash Graham & Dunn LLP

MILLER NASH GRAHAM & DUNN LLP